MEMORANDUM

FT 10441

File No. 333-267899

The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on November 3, 2022 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

THE PROSPECTUS

Cover Page	The date of the Trust has been added.
Page 9	The following information for the Trust appears:
The Aggregate Value of Securities initially deposited has been added.
The initial number of Units of the Trust
Sales charge
The Public Offering Price per Unit as of the business day before the Initial Date of Deposit
The Mandatory Termination Date has been added.
Page 11	The Report of Independent Registered Public Accounting Firm has been completed.
Page 12	The Statement of Net Assets has been completed.
Pages 13-14	The Schedule of Investments has been completed.
Back Cover	The date of the Prospectus has been included.

THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

The Trust Agreement has been conformed to reflect the execution thereof.

/s/ CHAPMAN AND CUTLER LLP

November 3, 2022